As filed with the Securities and Exchange Commission on November 30, 2007.
Registration No. 333- ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORIENTAL FINANCIAL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	660538893
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
997 San Roberto Street
San Juan, Puerto Rico 00926
(Address of Principal Executive Offices)
ORIENTAL FINANCIAL GROUP INC.
2007 OMNIBUS PERFORMANCE INCENTIVE PLAN
(Full Title of the Plan)
José Rafael Fernández
President and Chief Executive Officer
Oriental Financial Group Inc.
Oriental Center
Professional Offices Park
997 San Roberto Street
San Juan, Puerto Rico 00926
(787) 771-6800

(Name, Address and Telephone Number, including Area Code of Agent for Service)
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	be Registered[1]	Offering Price per Share[2]	Aggregate Offering Price[2]	Registration Fee
Common Stock, par value $1.00 per share	550,000 shares	$12.85[3]	$7,067,500	$216.97[4]

1.	This registration statement also covers an indeterminate number of shares of common stock, par value $1.00 per share, that may be issued by the Company from time to time by virtue of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

2.	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act.

3.	Based on the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange on November 26, 2007.

4.	Total filing fee being paid.

EXPLANATORY NOTE
     The shares of common stock of Oriental Financial Group Inc. (the “Company”), par value $1.00 per share, to be offered and sold to directors, officers and employees of the Company or any subsidiary thereof under the Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan are being registered by the Company on this registration statement.
PART I
INFORMATION REQUIRED IN THE PROSPECTUS
     Pursuant to Part I of Form S-8, the documents containing the information specified by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
     The Company hereby incorporates by reference the following documents:
          1. The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 28, 2007;
          2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to above, including the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007, filed with the SEC on May 10, August 8, and November 9, 2007, respectively, and the Company’s current reports on Form 8-K filed with the SEC on February 22, March 6, March 28, April 4, May 3, May 15, June 4, July 26, July 31, October 17, October 18, October 30, November 5, and November 6, 2007; and
          3. The description of the Company’s common stock contained in its registration statement on Form 8-B filed with the SEC on January 10, 1997.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 1.02(B)(6) of the Puerto Rico General Corporation Law, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duties. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit.
     Article NINTH of the Company’s certificate of incorporation, as amended, provides that the personal liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent permitted by the PR-GCL.
     Section 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify its directors, officers, employees and agents (if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful) and to purchase and maintain insurance on behalf of such persons against liabilities arising out of pending or threatened actions, suits or proceedings to which such persons are or may be made parties by reason of being directors, officers, employees or agents of the corporation. Such rights of indemnification are not exclusive of any other rights to which such persons may be entitled under any by-law, agreement, vote of shareholders or otherwise.
     Section 1 of article VII of the Company’s by-laws provides that any director, officer, employee or agent of the Company shall be indemnified to the fullest extent authorized by the PR-GCL against expenses and certain other liabilities arising out of legal action brought or threatened against him for his conduct on behalf of the Company, provided that such person acted in good faith and in a manner that he reasonably believed was in, or not opposed to, the Company’s best interests. Indemnification by the Company is available in a criminal action only if such person had no reasonable cause to believe that his conduct was unlawful.
     Section 4 of article VII of the Company’s by-laws provides that the Company may maintain insurance covering certain liabilities of directors, officers, employees and agents of the Company, whether or not the Company would have the power or would be required to indemnify them against such liabilities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.

Exhibit No.	Description
4.0	Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan (incorporated by reference from the Company’s definitive proxy statement filed with the SEC on May 23, 2007).

5.0*	Opinion of McConnell Valdés LLC as to the legality of the securities registered hereunder.

10.1*	Form of Qualified Stock Option Award and Agreement.

10.2*	Form of Restricted Stock Award and Agreement.

23.1*	Consent of McConnell Valdés LLC (included in the opinion of counsel filed as Exhibit No. 5.0).

23.2*	Consent of KPMG LLP.

23.3*	Consent of Deloitte & Touche LLP.

24.0*	Power of attorney (included in page 5 hereof).

*	Filed herewith.
ITEM 9. UNDERTAKINGS.
     The Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities, at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The Company hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of San Juan, Commonwealth of Puerto Rico, on the 28th day of November, 2007.

ORIENTAL FINANCIAL GROUP INC.
By:	/s/ José Rafael Fernández
José Rafael Fernández
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints José Rafael Fernández, José J. Gil de Lamadrid, and Norberto González, each acting singly, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(a) under the

Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ José J. Gil de Lamadrid José J. Gil de Lamadrid	Chairman Board of Directors	November 28, 2007
/s/ José Rafael Fernández José Rafael Fernández	Director, President, and Chief Executive Officer	November 28, 2007
/s/ Norberto González Norberto González	Executive Vice President and Chief Financial Officer	November 28, 2007
/s/ Juan C. Aguayo Juan C. Aguayo	Director	November 28, 2007
/s/Pablo I. Altieri Pablo I. Altieri	Director	November 28, 2007
/s/Maricarmen Aponte Maricarmen Aponte	Director	November 28, 2007
/s/Francisco Arriví Francisco Arriví	Director	November 28, 2007
/s/ Nelson García Nelson García	Director	November 28, 2007
/s/ Pedro Morazzani Pedro Morazzani	Director	November 28, 2007

INDEX OF EXHIBITS

Exhibit No.	Description
4.0	Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan (incorporated by reference from the Company’s definitive proxy statement filed with the SEC on May 23, 2007).

5.0*	Opinion of McConnell Valdés LLC as to the legality of the securities registered hereunder.

10.1*	Form of Qualified Stock Option Award and Agreement.

10.2*	Form of Restricted Stock Award and Agreement.

23.1*	Consent of McConnell Valdés LLC (included in the opinion of counsel filed as Exhibit No. 5.0).

23.2*	Consent of KPMG LLP.

23.3*	Consent of Deloitte & Touche LLP.

24.0*	Power of attorney (included in page 5 hereof).

*	Filed herewith.